Exhibit 99

FOR IMMEDIATE RELEASE For More Information, Contact:

June 3, 2003 William A. Griffith, Investor Relations

913-780-9595

Jim Drewitz, Public Relations

972-355-6070

BUTLER NATIONAL CORPORATION ANNOUNCES ARIZONA'S 5th DISTRICT CONGRESSMAN J.D. HAYWORTH AND OFFICIALS FROM THE BOEING COMPANY VISIT TEMPE, ARIZONA PLANT

- Visit was designed to raise awareness of the Block III Apache Helicopter Continuation Program -

[OLATHE, KANSAS], June 3, 2003 - Butler National Corporation (OTC Bulletin Board "BUKS"), announces Arizona's 5th District Congressman, J. D. Hayworth and officials from Boeing visited Butler's new and expanded manufacturing facilities in Tempe, Arizona on Thursday, May 29, 2003. Warren Wagoner, Chairman of Butler National, welcomed Congressman Hayworth and nine officials from Boeing, including Al Winn, Vice President of Apache Programs, to raise awareness of the Block III Apache Helicopter Continuation Program.

Boeing in Mesa, Arizona builds the Apache Attack Helicopter. The U. S. Army and the Boeing Company are drawing plans for the next generation Apache that will be even more powerful than the current versions. Called the Block III Apache, it is a third generation version that was first built in 1984. Although production of the new Apache is contingent on future funding by Congress, the Block III concept has been endorsed by the Pentagon's acquisition chief as part of the U.S. Army's modernization plan. A total of 284 Block III Apaches would be produced under current plans.

Butler's Avionics and Modifications Segments supply defense and commercial aviation products to Boeing. These products include Gun Control Units for the Apache Helicopter and Hangfire Override Modules for all Boeing derived Chain-Gun cannons and various ordnance related firing controls, cabling and test equipment.

About Butler National Corporation:

Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dessault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

For more information, please visit the Company web site: www.butlernational.com

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